Exhibit 99.1

Tellurian withdraws senior note offering

and announces exercise of common stock over-allotment option

HOUSTON, Texas – (BUSINESS WIRE) August 31, 2021 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) announced today that it will not proceed with its underwritten public offering of $50 million aggregate principal amount of 8.25% senior notes due 2028 which was successfully priced last Thursday night, August 26, 2021. Nasdaq informed Tellurian on Friday that it would not list the bonds due to a procedural interpretation.

Tellurian Executive Chairman Charif Souki said, “Clearly the massive retail investment market has been disruptive to the old rules guiding institutional investing, first in equities and now in bonds. Of course, we are disappointed with Nasdaq’s decision and wish it would have advised us earlier in the process. The good news is that Tellurian has plenty of liquidity, we achieved a BBB+ investment grade rating, and we established a viable market for our debt securities. Tellurian appreciates the continued support from its sophisticated and well-informed retail investors, and we hope to have another debt offering in the future.”

Tellurian also announced that the underwriters of its recent public offering of its common stock exercised their option to purchase an additional 5,250,000 shares, bringing the total shares purchased to 40,250,000. The total additional gross proceeds (before underwriters’ compensation and estimated expenses) from the exercise of the option are approximately $15.75 million.

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL.”

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project and potential future transactions. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2020 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 24, 2021, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com